Exhibit 10.9

June 15, 2005

David J. Webster
101 S. Hanley Road, Suite 400
St. Louis, MO 63105

Dear Dave:

Reference is hereby made to that certain Amended and Restated Executive Employment Agreement dated as of January 31, 2003 by and among Viasystems Group, Inc. (“Group” and, together with its subsidiaries parties thereto, “Viasystems”) and David J. Webster (“Employee”). Group is currently exploring the sale of the wire harness division (the “Division”). In connection therewith, Employee and Wire Harness Industries, Inc. entered into an agreement (the “Harness Agreement”) dated as of June _15_, 2005.

Upon the completion of the sale of the Division, the Harness Agreement becomes effective.

In good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Employee and Viasystems agree as follows:

1. Employment Agreement Payout. Upon completion of the sale of the Division, Viasystems’ obligation under the terms and conditions of the Employment Agreement (other than Sections 2(d) and (e) which shall survive) shall terminate in exchange for the payment by Viasystems to Employee of an amount equal to the product of (a) one half of the purchase price multiple (based on the Division’s adjusted 2004 stand alone EBITDA and the gross sale price) received by Viasystems and (b) Employee’s current annual salary and bonus opportunity under the Employment Agreement less Employee’s annual salary and bonus under the Harness Agreement.

2. Transaction Bonus. In the event the sale of the Division is consummated, Employee shall be entitled to receive a transaction bonus determined based on the gross proceeds received in connection with such sale of the Division. Such transaction bonus shall be determined as a percentage of Employee’s base salary ($470,000) as follows (pro rated for amounts between the following threshold amounts):

Gross Proceeds (Millions)	Transaction Bonus (% of Annual Base Salary)
$275	25%
300	50%
325	75%
340	100%
350	125%
375	175%
400	200%

The aggregate transaction bonus determined in accordance with the preceding provisions will be payable by the Company on the date the sale of the Division is consummated. Notwithstanding the foregoing, the Employee shall only be entitled to receive the applicable transaction bonus payment if the Employee is employed by the Division on the designated date for such payment, provided that such payment shall nonetheless be payable to the Employee if the Employee was previously terminated by the Company other than for Cause (as defined in the Harness Agreement) or the Employee terminates his employment for Good Reason (as defined in the Harness Agreement). For purposes of the foregoing, “gross proceeds” shall mean the sum of (1) the cash purchase price paid by the acquirer, (2) the fair value, as determined in good faith by the board of directors of the Parent, of any noncash consideration paid by the acquirer, and (3) the sum of all indebtedness for borrowed money of the Division assumed by the acquirer. Gross proceeds shall not be reduced or offset by any fees incurred by any third party retained by the Company or an affiliate of the Company to render professional services related to the Division sale process.

Very truly yours,

By: /s/ David M. Sindelar
Name:	David M. Sindelar
Title:	Chief Executive Officer

Acknowledged and accepted as
of the date first written above

/s/ David J. Webster
David J. Webster